Exhibit 99.1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders

Motive, Inc.

Austin, TX

We have audited the accompanying consolidated balance sheets of Motive, Inc. (“the Company”) as of December 31, 2007 and 2006, the related consolidated statements of operations and stockholders’ equity (deficit), and cash flows for each of the two years in the period ended December 31, 2007. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Motive, Inc. at December 31, 2007 and 2006, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2007 in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements as of December 31, 2007 and 2006 have been restated to reflect the proper accounting for revenue recognition related to the acquisition of BroadJump, Inc. as described in Note 13.

/s/ BDO Seidman, LLP

Houston, TX

September 30, 2008

MOTIVE, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands, except share amounts)

	December 31,
	2006 Restated	2007 Restated
ASSETS
Current assets:
Cash and cash equivalents	$17,475	$21,410
Short-term investments	24,099	4,042
Accounts receivable, less allowance of $215 and $47 at December 31, 2006 and 2007, respectively	10,696	9,258
Prepaid expenses and other current assets	3,157	4,227

Total current assets	55,427	38,937
Property and equipment, net	4,971	3,497
Goodwill	28,362	28,362
Acquired technology, net	2,166	—
Other intangibles, net	817	417
Other assets	1,395	900

Total assets	$93,138	$72,113

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$5,045	$2,655
Accrued liabilities	7,582	20,588
Deferred revenue	38,690	42,839

Total current liabilities	51,317	66,082
Deferred revenue	30,130	23,947

Total liabilities	81,447	90,029
Commitments and contingencies
Stockholders’ equity (deficit):
Preferred stock: $0.001 par value; 15,000,000 shares authorized, no shares issued or outstanding at December 31, 2006 and 2007, respectively	—	—
Common stock: $0.001 par value; 150,000,000 shares authorized, 28,009,084 shares issued and 27,761,209 shares outstanding at December 31, 2006 and 28,046,079 shares issued and 27,758,062 shares outstanding at December 31, 2007	28	28
Additional paid-in capital	245,205	248,015
Treasury stock at cost, 247,875 and 288,017 common shares at December 31, 2006 and 2007, respectively	(648)	(760)
Accumulated comprehensive loss	(673)	(683)
Accumulated deficit	(232,221)	(264,516)

Total stockholders’ equity (deficit)	11,691	(17,916)

Total liabilities and stockholders’ equity (deficit)	$93,138	$72,113

See accompanying notes.

MOTIVE, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

	Year Ended December 31,
	2006 Restated	2007 Restated
Revenue:
License fees (including service fees for implementation, maintenance and other bundled services)	$46,144	$51,504
Other services	16,518	11,826

Total revenue	62,662	63,330

Cost of revenue:
License fulfillment costs	2,510	3,239
Amortization of acquired technology	2,080	2,167
Services	21,996	25,644

Total cost of revenue	26,586	31,050

Gross margin	36,076	32,280

Operating expenses:
Sales and marketing	29,389	21,725
Research and development	16,130	14,968
General and administrative	18,557	20,412
Amortization of intangibles	400	400
Shareholder and securities litigation expenses	—	7,650
Business restructuring charge	1,561	—

Total operating expenses	66,037	65,155

Loss from operations	(29,961)	(32,875)
Interest income	2,015	1,352
Interest expense	(12)	(7)
Other income, net	2,831	22

Loss before income taxes	(25,127)	(31,508)
Provision for income taxes	717	571

Net loss	$(25,844)	$(32,079)

Basic and diluted loss per common share	$(0.96)	$(1.16)

Shares used in computing basic and diluted loss per common share	26,937	27,619

See accompanying notes.

MOTIVE, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF

STOCKHOLDERS’ EQUITY (DEFICIT)

(in thousands, except share amounts)

	Common Stock		Treasury Stock		Additional Paid-In Capital	Deferred Stock Compensation	Accumulated Other Comprehensive Income (Loss)	Accumulated Deficit Restated	Total Stockholders’ Equity (Deficit) Restated
	Outstanding Shares	Amount	Shares	Amount
Balance at December 31, 2005	27,085,877	$27	—	$—	$239,637	$(1,408)	$(559)	$(206,377)	$31,320
Issuance of common stock pursuant to employee stock purchase plan	149,020	—	—	—	378	—	—	—	378
Issuances of common stock to employees upon exercise of options	24,312	—	—	—	20	—	—	—	20
Purchase of treasury stock upon restricted stock vesting	(247,875)	—	247,875	(648)	—	—	—	—	(648)
Issuances of warrant to non-employee for services provided	—	—	—	—	222	—	—	—	222
Issuance of restricted stock to employees	1,006,500	1	—	—	—	—	—	—	1
Forfeiture of restricted stock by employees	(256,625)	—	—	—	—	—	—	—	—
Reversal of deferred stock compensation on adoption of SFAS 123(r)	—	—	—	—	(1,408)	1,408	—	—	—
Stock compensation expense	—	—	—	—	6,356	—	—	—	6,356
Comprehensive loss:
Net loss	—	—	—	—	—	—	—	(25,844)	(25,844)
Foreign currency translation adjustment	—	—	—	—	—	—	(126)	—	(126)
Change in unrealized loss on investments	—	—	—	—	—	—	12	—	12

Total comprehensive loss									(25,958)

Balance at December 31, 2006	27,761,209	28	247,875	(648)	245,205	—	(673)	(232,221)	$11,691
Issuances of common stock to employees upon exercise of options	16,964	—	—	—	4	—	—	—	4
Purchase of treasury stock upon restricted stock vesting	(40,142)	—	40,142	(112)	—	—	—	—	(112)

	Common Stock		Treasury Stock		Additional Paid-In Capital	Deferred Stock Compensation	Accumulated Other Comprehensive Income (Loss)	Accumulated Deficit Restated	Total Stockholders’ Equity (Deficit) Restated
	Outstanding Shares	Amount	Shares	Amount
Exercise of warrant by non-employee	22,157	—	—	—	—	—	—	—	—
Forfeiture of restricted stock by employees	(2,126)	—	—	—	—	—	—	—	—
Stock compensation expense	—	—	—	—	2,806		—	—	2,806
Cumulative effect of change in accounting principle for FIN 48	—	—	—	—	—	—	—	(216)	(216)
Comprehensive loss:
Net loss	—	—	—	—	—	—	—	(32,079)	(32,079)
Foreign currency translation adjustment	—	—	—	—	—	—	(9)	—	(9)
Change in unrealized loss on investments	—	—	—	—	—	—	(1)	—	(1)

Total comprehensive loss									(32,089)

Balance at December 31, 2007	27,758,062	$28	288,017	$(760)	$248,015	$—	$(683)	$(264,516)	$(17,916)

See accompanying notes.

MOTIVE, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Year Ended December 31,
	2006 Restated	2007 Restated
Cash flows from operating activities
Net loss	$(25,844)	$(32,079)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	3,358	3,226
Stock compensation	6,356	2,806
Amortization of intangibles	2,922	2,566
Accretion of discount on short-term investments	(12)	(1)
Other non cash items	70	10
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	6,594	1,438
Prepaid expenses and other assets	219	(575)
Accounts payable	785	(2,390)
Accrued liabilities	1,944	12,656
Deferred revenue	(11,010)	(2,034)

Net cash used in operating activities	(14,618)	(14,377)

Cash flows from investing activities
Purchase of short-term investments	(97)	—
Proceeds from sales of short-term investments	—	20,056
Purchase of property and equipment	(2,380)	(1,760)

Net cash provided by (used in) investing activities	(2,477)	18,296

Cash flows from financing activities
Proceeds from financing obligations	—	306
Payments made on financing obligations	—	(173)
Proceeds from issuance of common stock	399	4
Purchase of treasury stock	(648)	(112)

Net cash provided by (used in) financing activities	(249)	25

Net effect of exchange rates on cash and cash equivalents	(126)	(9)

Net increase (decrease) in cash and cash equivalents	(17,470)	3,935
Cash and cash equivalents at beginning of year	34,945	17,475

Cash and cash equivalents at end of year	$17,475	$21,410

Supplemental cash flow disclosure:
Interest paid	$12	$7

Income taxes paid, net of refunds	$1,102	$558

See accompanying notes.

MOTIVE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. The Company

Motive, Inc., along with its wholly-owned subsidiaries (collectively, the “Company” or “Motive”), is a leading provider of broadband and mobile service management software. Motive’s products expedite or eliminate various time-consuming and costly management tasks such as activation, support and configuration that both service providers and end-users must undertake in order to launch and maintain broadband and mobile digital services. The Company was incorporated in Delaware on April 25, 1997 and currently markets its products and services throughout the Americas, Europe and Asia Pacific. The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All material intercompany accounts, balances and transactions have been eliminated in consolidation.

2. Summary of Significant Accounting Policies

Foreign Currency Transactions

For the Company’s foreign subsidiaries, the functional currency has been determined to be the local currency, and therefore, assets and liabilities are translated at period end exchange rates, and income statement items are translated at average exchange rates prevailing during the period. Such translation adjustments are recorded in accumulated comprehensive income (loss), a component of stockholders’ equity. Gains and losses from foreign currency denominated transactions are included in other income (expense) in the accompanying consolidated statements of operations. Net gains (losses) from foreign currency denominated transactions amounted to $361,000 and $73,000 for the years ended December 31, 2006 and 2007, respectively, and are included in other income (expenses), net in the accompanying consolidated statements of operations.

Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates, and such differences could be material to the financial statements.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of Motive, Inc. and its wholly owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

Cash, Cash Equivalents and Investments

Cash equivalents consist of cash deposits and investment securities with original maturities of three months or less when purchased. Short-term investments consist of marketable securities, excluding cash equivalents, that have remaining maturities of less than one year from the respective balance sheet date. Investment securities are classified as available-for-sale and are presented at estimated fair value with any unrealized gains or losses included in other comprehensive income (loss), a component of stockholders equity. The amortized cost of marketable securities is adjusted for amortization of premiums and accretion of discounts to maturity computed under the effective interest method. Such amortization is included in investment income. Realized gains and losses are computed based on the specific identification method and were not material in either 2006 or 2007.

Short-term investments consist of the following (in thousands):

	December 31, 2007
	Cost	Unrealized Gain (Loss)	Estimated Fair Value
Commercial paper	$4,042	$—	$4,042

	December 31, 2006
	Cost	Unrealized Gain (Loss)	Estimated Fair Value
Commercial paper	$3,571	$—	$3,571
U.S. Government agencies	16,221	2	16,223
Municipal bonds	999	(1)	998
Corporate bonds	3,306	1	3,307

	$24,097	$2	$24,099

Fair values are based on quoted market prices.

The Company periodically analyzes its short-term investments for impairments considered to be other than temporary. In performing this analysis, the Company evaluates whether general market conditions or information pertaining to the specific investment’s industry, or the individual company, indicates that an other than temporary decline in value has occurred. If so, the Company considers specific factors, including the financial condition and near-term prospect of each investment, any specific events that may affect the investee company, and the intent and ability of the Company to retain the investment for a period of time sufficient to allow for any anticipated recovery in market value. In its reviews for the years ended December 31, 2006 and 2007, the Company determined that there were no other than temporary impairments of its short-term investments.

Accounts Receivable

In the ordinary course of business, the Company extends credit to its customers. Accounts receivable are recorded at their outstanding principal balances, adjusted by the allowance for doubtful accounts.

The Company continuously assesses the collectability of outstanding customer invoices and, in doing so, we maintain an allowance for estimated losses resulting from the non-collection of customer receivables. In estimating this allowance the Company considers factors such as: historical collection experience; a customer’s current credit worthiness; customer concentration; age of the receivable balance, both individually and in the aggregate; and general economic conditions that may affect a customer’s ability to pay. When the Company ultimately concludes that a receivable is uncollectible, the balance is charged against the allowance for doubtful accounts. Actual customer collections could differ from the Company’s estimates and accordingly, could exceed the Company’s related loss allowance. The following table summarizes the changes in allowance for doubtful accounts for trade receivables (in thousands):

	Balance at Beginning of Period	Charged to Expense, net of Recoveries	Deduction of Uncollectible Accounts	Balance at end of Period
Year ended December 31, 2006	$483	(268)	—	$215
Year ended December 31, 2007	$215	(168)	—	$47

Concentration of Credit Risks and Significant Customers

Financial instruments, which potentially subject the Company to concentrations of credit risk, consist of cash and cash equivalents, short-term investments and account receivable. The Company’s cash and cash equivalents and short-term investments are placed with high credit quality financial institutions and issuers.

The Company performs periodic credit evaluations of its customers’ financial condition and generally does not require collateral. Estimated credit losses are provided for in the consolidated financial statements and historically have been within management’s expectations.

In 2006, one customer accounted for 16% of the Company’s revenue. At December 31, 2006, two customers each accounted for more than 10% of accounts receivable and collectively represented 44% of the accounts receivable balance at December 31, 2006. In 2007, two customers each accounted for 10% of the Company’s revenue. At December 31, 2007, three customers each accounted for more than 10% of accounts receivable and collectively represented 50% of the accounts receivable balance at December 31, 2007.

Fair Value of Financial Instruments

The carrying amounts of the Company’s financial instruments, including cash and cash equivalents, short-term investments, accounts receivable and payables, accrued expenses and notes payable, approximate their respective fair values because of the short-term maturity of these instruments.

Property and Equipment

Property and equipment are stated at cost. Property and equipment are depreciated on a straight-line basis over the estimated useful lives of the assets, which are generally three to five years. Leasehold improvements are amortized on a straight-line basis over the shorter of the remaining term of the lease or the estimated useful life of the improvements.

Acquisitions

All of the Company’s business combinations have been accounted for under the purchase method of accounting. The results of operations of the acquired business have been included in the accompanying consolidated financial statements from the acquisition date. Net assets of the companies acquired are recorded at their fair value at the acquisition date. The excess of the purchase price over the fair value of identifiable net assets acquired is included in goodwill in the accompanying consolidated balance sheets. Amounts allocated to in-process research and development are expensed in the period in which the acquisition is consummated.

Goodwill and Other Intangible Assets

In January 2003, the Company acquired BroadJump, Inc. and recorded certain intangibles, including acquired technology, customer contractual relationships, order backlog and non-competition agreements. Amounts allocated to acquired technology, customer contractual relationships, and order backlog are being amortized over the respective assets’ estimated useful lives of two to six years using straight-line amortization. Amounts allocated to non-competition agreements were amortized over their estimated useful lives of three years using the straight line method. The Company periodically reviews the estimated useful lives and fair values of its identifiable intangible assets, taking into consideration any events or circumstances which might result in a diminished fair value or revised useful life.

Goodwill and other intangible assets consist of the following (in thousands):

	December 31,
	2006 Restated	2007 Restated
Goodwill	$28,362	$28,362

Acquired Technology:
Acquired Technology	$10,400	$10,400
Accumulated amortization	(8,234)	(10,400)

	$2,166	$—

Other Intangibles:
Customer contractual relationships	$2,400	$2,400
Accumulated amortization	(1,583)	(1,983)

	$817	$417

	December 31,
	2006 Restated	2007 Restated
Order Backlog	$6,500	$6,500
Accumulated amortization	(6,500)	(6,500)

	$—	$—

Estimated annual amortization expense of acquired technology and other intangible assets for calendar year 2008 is $400,000 at which time all intangible assets will be fully amortized.

The Company assesses whether goodwill and indefinite-lived intangibles are impaired on an annual basis. Upon determining the existence of goodwill and/or indefinite-lived intangibles impairment, the Company measures that impairment based on the amount by which the carrying value of goodwill and/or indefinite-lived intangibles exceeds its fair value. The implied fair value of goodwill is determined by deducting the fair value of a reporting unit’s identifiable assets and liabilities from the fair value of the reporting unit as a whole, as if that reporting unit had just been acquired and the purchase price were being initially allocated. Additional impairment assessments may be performed on an interim basis if the Company encounters events or changes in circumstances that would indicate that, more likely than not, the carrying value of goodwill and/or indefinite-lived intangibles would be impaired.

Impairment of Long-Lived Assets

The Company evaluates its long-lived assets in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 144, Accounting for the Impairment of Long-Lived Assets, long-lived assets, such as property, plant, and equipment, and purchased intangible assets subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If circumstances require a long-lived asset be tested for possible impairment, the Company first compares undiscounted cash flows expected to be generated by an asset to the carrying value of the asset. If the carrying value of the long-lived asset is not recoverable on an undiscounted cash flow basis, an impairment is recognized to the extent that the carrying value exceeds its fair value. Fair value is determined through various valuation techniques including discounted cash flow models, quoted market values and third-party independent appraisals, as considered necessary.

Advertising Costs

The Company expenses advertising costs as incurred. Advertising expenses for each of 2006 and 2007 was $56,000.

Share-Based Compensation

The Company adopted Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment (“SFAS No. 123(R)”), using the modified prospective transition method effective January 1, 2006. SFAS No. 123(R) eliminates the alternative to use the intrinsic value method of accounting that was provided in SFAS No. 123, which generally resulted in no compensation expense recorded in the financial statements related to the issuance of equity awards to employees and directors to the extent issued at fair market value. SFAS No. 123(R) requires that the cost resulting from all share-based payment transactions be recognized in the financial statements. SFAS No. 123(R) establishes fair value as the measurement objective in accounting for share-based payment arrangements and requires all companies to apply a fair-value-based measurement method in accounting generally for all share-based payment transactions with employees. SFAS No. 123(R) does not require the recording of compensation expense in periods prior to the date of adoption. The adoption of SFAS No. 123(R) requires companies to measure the cost of employee and director services received in exchange for share-based payment awards based on the grant-date fair value of the award. The Company uses the Black-Scholes option pricing model to determine the fair value of stock option grants as of the measurement date. The cost is recognized over the requisite service period (the vesting period) for the estimated number of stock options ultimately expected to vest. The Company recognized $6.3 million and $2.8 million as stock based compensation expense in 2006 and 2007, respectively. These amounts are similar to the amounts reported historically in the Company’s footnotes under the pro forma disclosure provisions of SFAS 123, Accounting for Share-based Compensation (“SFAS 123”).

The table below reflects share-based compensation expense by income statement category for the years ended December 31, 2006 and 2007 (in thousands):

	Years ended December 31,
	2006	2007
Cost of revenue:
Cost of services	$1,280	$553
Operating expenses:
Sales and marketing	1,900	352
Research and development	1,072	220
General and administrative	2,104	1,681

Total stock based compensation	$6,356	$2,806

The Company accounts for equity instruments issued to non-employees in accordance with the provisions of SFAS No. 123 and Emerging Issues Task Force (“EITF”) No. 96-18, Accounting for Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling Goods or Services.

Revenue Recognition

The Company recognizes revenue in accordance with the American Institute of Certified Public Accountants’ (“AICPA”) Statement of Position (“SOP”) 97-2, Software Revenue Recognition, as amended by SOP 98-9, Modification of SOP 97-2, Software Revenue Recognition, With Respect to Certain Transactions. In addition, the Company applies the provisions of the Emerging Issues Task Force (“EITF”) Issue No. 00-3, Application of AICPA SOP 97-2 to Arrangements that Include the Right to Use Software Stored on Another Entity’s Hardware, to the Company’s managed services software transactions.

The Company typically sells its software in bundled or multi-element arrangements where customers receive the right to use its product as well as certain related services, including implementation and integration services, maintenance and support services and, in some cases, hosting services. The Company has not entered into an arrangement solely for the license of the Company’s products and, therefore, has not demonstrated vendor specific objective evidence (“VSOE”) of fair value for the license element of its arrangements. Additionally, the Company has not been able to demonstrate VSOE of fair value for the maintenance or hosting elements for the majority of its arrangements. Thus, as reported in the Company’s consolidated statements of operations, license fees revenue is comprised of (i) usage fees for term and perpetual licenses of its software, (ii) professional services fees for implementation and integration services, (iii) maintenance and support fees (typically for technical support and the right to future upgrades) and (iv) hosting fees (where the Company hosts the software on its own IT infrastructure). The Company generally recognizes revenue from the entire arrangement ratably over the term of the agreement or the committed maintenance period (whichever is longer), for term licenses, and ratably over the committed maintenance term for perpetual licenses. Generally, recognition of license fees revenue from arrangements with resellers commences upon the receipt of cash, assuming all other revenue recognition criteria are met. Revenue from resellers is recognized ratably over the term of the agreement, except in the case of sales of the Company’s Home Device Manager product by a strategic partner, where license revenue is recognized only upon the receipt of cash.

For each arrangement, revenue is only recognized when persuasive evidence of an agreement exists, delivery of the product has occurred, no unfulfilled obligations remain, the fee is fixed or determinable and collectibility is probable. In addition, if the arrangement has any payment terms that are in excess of the Company’s normal payment terms, the payment is considered to not be fixed or determinable. In this scenario, the amount of revenue recognized is limited to the amount currently due from the customer. If an arrangement includes a right of acceptance or a right to cancel, revenue is recognized when acceptance is received or the right to cancel has expired.

As reported in the Company’s consolidated statements of operations, other services revenue is comprised of revenue from (i) professional services, such as consulting services, (ii) maintenance and support services, and (iii) hosting and managed software services, where any of these services are separately purchased.

All direct and incremental costs are expensed as incurred for customer contracts. All commissions are expensed as incurred.

In January 2003, in connection with the BroadJump acquisition, the Company assumed liabilities related to the fulfillment of existing software arrangements with a fair market value of approximately $19.9 million. The fair value of these assumed liabilities, which was recorded as deferred revenue, relates to the remaining contractual obligations under the BroadJump software arrangements and are being recognized ratably as revenue acquired in business combination over the remaining terms of these contractual obligations. This revenue gradually decreased as the related obligations expired through 2006 when all such contractual obligations expired.

Deferred revenue includes amounts both received and currently outstanding from customers for which revenue has not been recognized.

Research and Development

Research and development costs are expensed in the period incurred. SFAS No. 86, Accounting for the Costs of Software to be Sold, Leased or Otherwise Marketed, requires capitalization of certain software development costs subsequent to the establishment of technological feasibility. Based on the Company’s product development process, technological feasibility is established upon completion of a working model. Costs related to software development incurred between completion of the working model and the point at which the product is ready for general release have been insignificant. Through December 31, 2007, all of the Company’s software development costs have been expensed as incurred.

Sales Taxes

In accordance with the guidance of EITF Issue No. 06-3, “How Taxes Collected from Customers and Remitted to Governmental Authorities Should Be Presented in the Income Statement” (“EITF 06-3”), we account for sales taxes imposed on our goods and services on a net basis. Since we primarily act as an agent for the governmental authorities, the amount charged to the customer is collected and remitted directly to the appropriate jurisdictional entity.

Income Taxes

The Company accounts for income taxes in accordance with SFAS No. 109, Accounting for Income Taxes. This SFAS prescribes the use of the asset and liability method whereby deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities, and are measured using enacted tax rates and laws that will be in effect when the differences are expected to be recovered or settled.

Loss Per Share

In accordance with SFAS No. 128, Earnings Per Share, basic earnings (loss) per share is computed by dividing the earnings (loss) for the period by the weighted average number of common shares outstanding during the period less common shares subject to repurchase. Diluted earnings (loss) per share is computed by dividing the earnings (loss) for the period by the weighted average number of common and common equivalent shares outstanding during the period. The Company has excluded all outstanding stock options, outstanding warrants to purchase common stock, restricted stock and common stock subject to repurchase from the calculation of diluted loss per common share for the years ended December 31, 2006 and 2007 because all such securities are antidilutive for each period. As a result, the Company’s basic and diluted loss per share are identical for both years presented. The total number of common shares excluded from the calculations of diluted net loss per share, prior to application of the treasury stock method for options, was 4,120,320 and 4,067,835 for the years ended December 31, 2006 and 2007, respectively.

As discussed in, Note 8, on July 17, 2008, the Company settled a securities litigation claim for cash and the issuance of an additional 2,500,000 shares of Motive common stock. Beginning with the quarter ending September 30, 2008 these shares will be included in the loss per share calculation as part of common shares outstanding.

Under the provisions of Staff Accounting Bulletin (“SAB”) No. 98, common shares issued for nominal consideration, if any, would be included in the per share calculations as if they were outstanding for all periods presented. No common shares have been issued for nominal consideration.

The following is a reconciliation of the numerator and denominator of basic and diluted net loss per share (in thousands, except per share amounts):

	Year Ended December 31,
	2006	2007
Numerator:
Net loss available to common stockholders	$(25,844)	$(32,079)

Denominator:
Weighted-average common shares outstanding	28,007	27,760
Less: Common shares subject to repurchase	(1,070)	(141)

Total weighted average common shares used in computing basic and diluted loss per share	26,937	27,619

Basic and diluted loss per share	$(0.96)	$(1.16)

Comprehensive Loss

Comprehensive loss includes net income (loss) and other comprehensive income (loss) and is presented in the consolidated statements of stockholders’ equity. SFAS No. 130, Reporting Comprehensive Income, establishes standards for reporting comprehensive income (loss) and its components in the financial statements. Accumulated other comprehensive loss is displayed as a separate component of stockholders’ equity in the Company’s consolidated balance sheets and consisted of the following (in thousands):

	December 31,
	2006	2007
Foreign currency translation	$(687)	$(670)
Unrealized gain/loss on short-term investments	14	(13)

	$(673)	$(683)

Segments

The Company accounts for segments and geographic product and licensing revenues in accordance with SFAS No. 131, “Disclosure about Segments of an Enterprise and Related Information”. The Company operates a globally consistent business model, offering software to its customers in the geographic regions in which it operates. Geographic management facilitates local execution of the Company’s global strategies. However, the Company maintains global leaders for the majority of its critical business processes, and the most significant performance evaluations and resources allocations made by the Company’s chief operating decision-maker are made on a global basis. Accordingly, the Company has concluded that it has one reportable segment, service management software. In footnote 12, the Company reported revenues from external customers for each product and service and attributed such revenue to the individual country on the basis of the invoice billing address.

Product Warranties

The Company offers warranties to its customers, requiring that the Company replace defective products within a specified time period from the date of sale. The Company records warranty costs as incurred and historically such costs have not been significant.

Software License Indemnifications

Financial Accounting Standards Board (FASB) Interpretation No. 45 (“FIN 45”), Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others, requires that the Company recognize the fair value of certain guarantee and indemnification arrangements issued or modified by the Company after December 31, 2002. When the Company determines that a loss is probable, the estimable loss must be recognized as it relates to applicable guarantees and indemnifications. Software licenses granted by the Company contain provisions that indemnify customers against damages and costs resulting from claims alleging that the Company’s software infringes the intellectual property rights of a third party. The Company records resulting costs as incurred and historically such costs have not been significant. Accordingly, the Company has not recorded a liability related to these indemnification provisions.

Recently Issued Accounting Standards

In June 2006, the FASB issued Financial Interpretation 48, Accounting for Uncertainty in Income Taxes – an Interpretation of FASB Statement No. 109 (FIN 48). FIN 48 defines the threshold for recognizing the benefits of tax return positions in the financial statements as “more-likely-than-not” to be sustained by the taxing authority. The recently issued literature also provides guidance on the derecognition, measurement and classification of income tax uncertainties, along with any related interest and penalties. FIN 48 also includes guidance concerning accounting for income tax uncertainties in interim periods and increases the level of disclosures associated with any recorded income tax uncertainties. The interpretation is effective for fiscal years beginning after December 15, 2006. Any differences between the amounts recognized in the statements of financial position prior to the adoption of FIN 48 and the amounts reported after adoption will be accounted for as a cumulative-effect adjustment recorded to the beginning balance of retained earnings. The Company adopted FIN 48 in the first quarter of 2007, however, the analysis of its impact was not completed until December 31, 2007. As a result of the Company’s adoption of FIN 48, the Company recorded a cumulative effect reduction of accumulated deficit in the amount of $216,000 as of January 1, 2007 and there were no material amounts required to be recorded for the year ended December 31, 2007.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements. SFAS No. 157 defines fair value, establishes a framework for measuring fair value in accordance with generally accepted accounting principles (“GAAP”), and expands disclosures about fair value measurements. In February 2008, the FASB issued FASB Staff Position No. 157-2, Effective Date of FASB Statement No. 157, which effectively provides a one year deferral of the effective date of SFAS No. 157 for non-financial assets and non-financial liabilities, except those that are recognized or disclosed in the financial statements at fair value at least annually. The Company will adopt SFAS No. 157 on January 1, 2008 for its financial assets and liabilities with no expected material impact on its consolidated financial statements. The Company will adopt SFAS No. 157 on January 1, 2009 for its non-financial assets and non-financial liabilities, and does not expect that it will have a material impact on the Company’s consolidated financial statements.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities—Including an amendment of FASB Statement No. 115, which permits entities to choose to measure many financial instruments and certain other items at fair value. SFAS 159 will be effective for the Company beginning January 1, 2008. The Company has elected not to measure eligible items at fair value upon initial adoption and does not believe the adoption of this statement will have a material impact on its consolidated financial statements.

In December 2007, the FASB issued SFAS No. 141 (revised 2007), Business Combinations, which establishes principles and requirements for how the acquirer recognizes and measures in the financial statements the identifiable assets acquired the liabilities assumed, and any non-controlling interest in the acquiree. This statement also provides guidance for recognizing and measuring the goodwill acquired in the business combination and determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. SFAS No 141 (R) will be effective for the Company beginning January 1, 2009. fiscal year 2009 and will be effective for business combinations entered into after December 27, 2008.

In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interest in Consolidated Financial Statements.- an amendment of ARB No. 51, which establishes accounting and reporting standards for the non controlling interest in a subsidiary and for the deconsolidation of a subsidiary. It clarifies that a non controlling interest in a subsidiary is an ownership interest in the consolidated entity that should be reported as equity in the consolidated financial statements. SFAS No. 160 will be effective for the Company beginning in January 1, 2009. The Company is currently evaluating the effect the adoption of SFAS 160 will have on its consolidated financial statements.

In May 2008, the FASB issued SFAS No. 162, The Hierarchy of Generally Accepted Accounting Principles (“FAS No. 162”). This Standard identifies the sources of accounting principles and the framework for selecting the principles to be used in the preparation of financial statements of nongovernmental entities that are presented in conformity with generally accepted accounting principles.

SFAS No. 162 directs the hierarchy to the entity, rather than the independent auditors, as the entity is responsible for selecting accounting principles for financial statements that are presented in conformity with generally accepted accounting principles. The Standard is effective 60 days following SEC approval of the Public Company Accounting Oversight Board amendments to remove the hierarchy of generally accepted accounting principles from the auditing standards. SFAS No. 162 is not expected to have an impact on the Company’s financial condition, results of operations or cash flows.

Reclassifications

Certain reclassifications have been made to conform prior period financial information to the current presentation. These reclassifications had no effect on reported net loss.

3. Property and Equipment

Property and equipment, which includes purchased software for internal use, is comprised of the following (in thousands):

	December 31,
	2006	2007
Computer software	$1,488	$1,568
Computer equipment	5,674	4,154
Furniture and fixtures	3,492	1,620
Leasehold improvements	2,270	1,241

	12,924	8,583
Less: Accumulated depreciation and amortization	(7,953)	(5,086)

	$4,971	$3,497

Not included in the above table are fully depreciated assets with respect to which Motive’s accumulated depreciation was $12,727,000 and $18,638,000 as of December 31, 2006 and 2007, respectively.

4. Accrued Liabilities

Accrued liabilities is comprised of the following (in thousands):

	December 31,
	2006	2007
Shareholder and securities litigation settlements accrual	$—	$7,650
Compensation payable	4,658	5,538
Royalties payable	1,179	2,890
Accrued exit costs associated with acquisition	298	—
Accrued audit fees	920	2,068
Other	527	2,442

	$7,582	$20,588

5. Financing Obligation Payable

During the year ended December 31, 2007, the Company financed the purchase of its annual directors and officers and errors and omissions insurance premiums. After an initial down payment, the Company entered into a financing obligation in the amount of $306,000 to be paid in seven monthly payments, and bearing interest at an annual interest rate of 6.49%. The payable balance of $133,000 at December 31, 2007 is recorded in accrued liabilities in the accompanying balance sheet.

6. Debt

Except as described in Note 5 above, at December 31, 2006 and 2007, the Company was not party to any debt financing arrangement. During the year ended December 31, 2006, the Company allowed a revolving line of credit facility to terminate at its maturity date without renewing the line. See Note 14 for a description of the Company’s current financing arrangement.

Total interest expense incurred during the years ended December 31, 2006 and 2007 was approximately $12,000 and $7,000, respectively.

7. Income Taxes

The components of the provision (benefit) for income taxes attributable to continuing operations are as follows for the years ended December 31, 2006 and 2007 (in thousands):

	Year Ended December 31,
	2006	2007
Current:
Federal	$—	$—
Foreign	717	558
State	—	13

Total current	717	571

Deferred:
Federal	—	—
Foreign	—	—
State	—	—

Total deferred	—	—

	$717	$571

The income tax provision (benefit) for operations listed above is provided on the following pre-tax book loss amounts (in thousands):

	Years ended December 31,
	2006	2007
United States:	$(26,681)	$(32,765)
Outside the United States:	1,554	1,257

Loss before Income Taxes	$(25,127)	$(31,508)

The Company’s provision for income taxes includes withholdings on income generated in foreign countries.

As of December 31, 2007, the Company had federal net operating loss carryforwards of approximately $204,617,000, a research and development credit carryforward of approximately $4,391,000 and a foreign tax credit carryforward of approximately $5,130,000. The net operating loss and research and development credit carryforwards will begin to expire in 2012 if not utilized. The foreign tax credits will begin to expire in varying amounts between 2011 and 2015, if not utilized.

Utilization of the net operating losses and tax credits may be subject to substantial annual limitation due to the “change in ownership” provisions of the Internal Revenue Code of 1986. The annual limitation may result in the expiration of net operating losses and research and development credits before utilization.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company’s deferred taxes as of December 31 are as follows (in thousands):

	December 31,
	2006	2007
Deferred tax assets:
Current Deferred Tax Assets
Deferred revenue	$12,383	$9,783
Accrued liabilities	150	3,105

Gross Current Deferred Tax Assets	12,533	12,888
Valuation Allowance	(12,359)	(12,865)

Net Current Deferred Tax Assets	174	23

Noncurrent Deferred Tax Assets
Net operating loss carryforwards	64,890	71,259
Research & development credit carryforwards	5,457	2,646
Foreign tax credit carryforwards	4,528	5,130
State tax credit carryforwards	—	222
Depreciation and amortization	792	981
Accrued expenses	249	1,605
Deferred compensation	1,209	1,840

Gross Noncurrent Deferred Tax Assets	77,125	83,683
Valuation Allowance	(76,057)	(83,533)

Net Noncurrent Deferred Tax Assets	1,068	150

Deferred tax liabilities:
Noncurrent Deferred Tax Liabilities
Depreciation and amortization	—	—
Unrealized gain/loss	(189)	(28)
Acquired intangibles	(1,053)	(145)

Total Noncurrent Deferred Tax Liabilities	(1,242)	(173)

Net Current Deferred Tax Asset (Liability)	174	23
Net Noncurrent Deferred Tax Asset (Liability)	(174)	(23)

	$0	$0

The Company has established a valuation allowance equal to the net deferred tax assets due to uncertainties regarding the realization of deferred tax assets based on the Company’s lack of earnings history. During the years ended December 31, 2006 and 2007, the valuation allowance increased by approximately $8,340,000 and $7,981000, respectively, primarily due to operating losses. The valuation allowance at December 31, 2006 and 2007 was primarily related to state net operating loss carryforwards that, in the judgement of management, are not more likely than not to be realized. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities (including the impact of available carryback and carryforward periods), projected future taxable income, and tax-planning strategies in making this assessment.

As of December 31, 2007, the valuation allowance includes approximately $3,722,000 related to the acquisition of BroadJump, Inc.’s net deferred tax assets. The initial recognition of these acquired deferred tax asset items will first reduce goodwill, next will reduce non-current intangible assets of the acquired entity, and then be applied as a benefit to income taxes.

The exercise of certain Company stock options results in compensation which is includable in the taxable income of the exercising option holder and deductible by the Company for federal and state income tax purposes. Such compensation results from increases in the fair market value of the Company’s common stock subsequent to the date of grant of the exercised stock options. Any option related excess tax benefits (tax deduction over cumulative book deduction) are recorded as an increase to additional paid-in capital, while option related tax deficiencies (cumulative book deduction over tax deduction) are recorded as a decrease to additional paid-in capital to the extent of the Company’s additional paid-in capital option pool, then to income tax provision. During the years ended December 31, 2006 and 2007, the Company’s option-related tax deductions resulted in no adjustment to additional paid in capital.

Undistributed earnings of the Company’s foreign subsidiaries are considered permanently reinvested and, accordingly, no provision for U.S. federal and/or state income taxes has been provided. These additional foreign earnings could become subject to additional tax if remitted, or deemed remitted, as a dividend; however, it is not practicable to estimate the additional amount of taxes payable.

The Company’s provision (benefit) for income taxes attributable to pre-tax income (loss) differs from the expected tax expense (benefit) amount computed by applying the statutory federal income tax rate of 34% to loss before income taxes for the years ended December 31, 2006 and 2007 primarily as a result of the following:

	Year Ended December 31,
	2006	2007
Tax at statutory rate of 34%	(34.0)%	(34.0)%
State taxes, net of federal benefit	(1.7)	(0.9)
Other permanent items	1.1	1.7
Research & development and foreign tax credit	(1.8)	(2.1)
Stock compensation	1.8	0.2
Effect of foreign tax rate differences	0.8	0.2
Change in state rate	(1.0)	1.2
Increase in valuation allowance	37.7	35.5

Provision for income taxes	2.9%	1.8%

Effective January 1, 2007, the Company adopted FIN 48. The Company recorded an additional tax liability of approximately $216,000 as a result of the adoption of FIN 48 and adjusted the January 1, 2007 balance of accumulated deficit. The total amount of unrecognized tax benefits as of January 1, 2007 was approximately $3,234,000 which would affect the effective tax rate if recognized in the future. The reconciliation of our unrecognized tax benefits at the beginning and end of the year is as follows (in thousands):

Balance at January 1, 2007	$3,234
Additions based on tax positions related to the current year	$53
Additions for tax positions of prior years	$8
Reductions for tax positions of prior years	—
Settlements	—

Balance at December 31, 2007	$3,295

As of the date of adoption, the Company had $3,234,000 of unrecognized tax benefits, which would affect the effective tax rate if recognized. The Company’s assessment of its unrecognized tax benefits is subject to change as a function of the Company’s financial statement audit.

The Company’s practice is to recognize interest and/or penalties related to income tax matters in income tax expense. During the year ended December 31, 2007, the Company recognized approximately $8,000 of interest and penalties in its income tax expense.

The Company files consolidated and separate tax returns in the U.S. federal jurisdiction and in several state and foreign jurisdictions. The Company is no longer subject to U.S. federal income tax examinations for years before

2004 and is no longer subject to state and local or foreign income tax examinations by tax authorities for years before 2003. With the exception of a Texas sales tax audit, the Company is not currently under audit by any federal, state or foreign jurisdiction.

8. Commitments and Contingencies

The Company leases its facilities and sales offices under various operating lease agreements which expire through 2012. Rental expense (including expenses passed on by the landlord) was approximately $4,668,000 and $4,571,000 for the years ended December 31, 2006 and 2007, respectively. Rent expense is recognized on a straight-line basis over the life of the lease.

Future minimum payments (excluding operating expenses) as of December 31, 2007 under lease obligations are as follow (in thousands):

Operating Leases
2008	$3,083
2009	2,356
2010	2,287
2011	2,112
2012	2,112

Total minimum lease payments	$11,950

Certain of the Company’s operating leases contain provisions for escalating payments.

In November and December 2005, five securities class actions were filed in the U.S. District Court for the Western District of Texas against the Company and certain of its current and former officers and directors. By order dated January 17, 2006, the court consolidated these actions as In re Motive, Inc. Securities Litigation, Case No. A-05-CA-923-LY, and appointed Lead Plaintiffs and Lead Plaintiffs’ Counsel. Lead Plaintiffs filed a Second Consolidated Amended Complaint in the consolidated action in February 2007 (the “Complaint”). The Complaint generally alleged that the Company, the individual defendants, and the Company’s former auditors, made false and misleading statements regarding the Company’s financial results from June 24, 2004, the date of the Company’s initial public offering, to October 26, 2005, the date on which the Company announced that it would restate certain prior financial results. Pursuant to a settlement of this lawsuit, which became final and nonappealable on August 13, 2008, the Company paid the Lead Plaintiffs, for the benefit of the class members, $2.5 million in Company cash and 2.5 million shares of the Company’s common stock. The Company recorded a reserve of $7.6 million in 2007 to cover the cost of settling this lawsuit. The Company’s D&O insurance carrier paid the Lead Plaintiffs $4.5 million.

On or about January 9, 2006, a purported shareholder derivative action entitled Adair v. Harmon, et al., Case No. A-06-CA-017-LY, was filed in the U.S. District Court for the Western District of Texas against certain of the Company’s current and former officers and directors. The derivative complaint generally alleged that from June 25, 2004, the individual defendants breached fiduciary duties they owed to the Company by reason of their positions as officers and/or directors of the Company. The derivative complaint alleged that such duties were breached by, among other things, defendants’ disclosure of allegedly false and misleading financial statements for the Company. Pursuant to a settlement of this lawsuit, which became final and nonappealable on August 14, 2008, the Company agreed to certain corporate governance measures and paid $107,500 in attorneys fees and costs to the lawyers representing the shareholder plaintiff.

The Division of Enforcement of the United States Securities and Exchange Commission is conducting a formal investigation regarding possible violations of the federal securities laws by the Company and/or its current and former directors and officers. The Company is cooperating with the investigation. The SEC has the power to seek a wide range of sanctions against the Company and/or its current and former directors and officers should the SEC pursue legal action for violations of the federal securities laws, including, but not limited to, civil money penalties, injunctions, bars to future service with public companies, cease and desist orders and the like.

The Company has indemnity obligations to its current and former directors and officers, some of whom have been involved in the foregoing matters, and thus the Company has been required to advance defense costs incurred by those individuals. The Company expects to have to continue to advance such defense costs in the future. At this time, future legal costs cannot be estimated.

In connection with the two civil lawsuits described above, the Company’s directors’ and officers’ insurance carrier, Genesis Insurance Company (the “Carrier”), denied and/or disputed the availability of coverage, as to the Company and certain of the individual defendants, under the Company’s D&O insurance policy for the policy period June 24, 2005 to June 24, 2006. Under an Interim Agreement, the Carrier was required to pay 50% of certain reasonable defense costs incurred by the Company and the individual named defendants until November 9, 2007, 30 days after the date on which the agreement was terminated. Pursuant to a Compromise Settlement Agreement and Mutual Release (“Settlement Agreement”) executed by the parties thereto in December of 2007 (as supplemented by a Supplemental Agreement between the Company and the Carrier), the Company, the Carrier and the individual signatories to the Settlement Agreement agreed to settle the coverage dispute, as regards the claims asserted in the two civil lawsuits described above (but the settlement did not include disputed coverage for any SEC-related claims). On July 8, 2008, the Company filed a lawsuit against the Carrier in the U.S. District Court for the Western District of Texas alleging that the Carrier breached its obligations under the Company’s D&O insurance policy for the policy period June 24, 2005 to June 24, 2006 and that the Carrier violated certain provisions of the Texas Insurance Code. The Company is seeking actual damages and attorneys fees.

By letter dated April 19, 2007, the SEC threatened to initiate certain enforcement actions against the Company because of its delinquent filing status with the SEC, including a revocation of the registration of the Company’s common stock pursuant to Section 12(j) of the Securities Exchange Act of 1934, and the temporary suspension of trading in the common stock pursuant to Section 12(k) of that Act. Because of its delinquent status, the Company could be subject to other enforcement actions by the SEC. If the Company’s common stock were deregistered, it would no longer be quoted on the over-the-counter market and the public trading market for the common stock effectively would be terminated. Moreover, the price of the Company’s common stock would likely suffer an immediate and significant decline. Accordingly, investors would find it difficult, if not impossible, to acquire or dispose of the common stock or obtain accurate quotations for the common stock following any such deregistration.

The legal matters disclosed above may require a significant diversion of the Company’s management’s attention, the costs associated therewith may be significant and an adverse outcome could adversely affect the Company’s business, financial condition and results of operations.

From time to time, the Company and its subsidiaries may be involved in other disputes and litigation relating to claims arising in the ordinary course of its business.

9. Stockholders’ Equity

De-Listing of Common Stock

On April 11, 2006, Motive’s stock was delisted from trading on the Nasdaq National Market. Also, the Company’s registration statements filed with the Securities Exchange Commission (“SEC”) under the Securities Act of 1933 are no longer useable due to non-filing of current audited consolidated financial statements with the SEC. Accordingly, the Company has limited ability to issue additional equity securities.

Warrants Issued to Non-Employees

In connection with a Corporate Partnering and OEM Software License Agreement entered into in June 2003, the Company issued warrants to purchase 125,000 shares of common stock at an exercise price of $10.00 per share. The warrants expired on August 15, 2008. The Company valued the warrants at

$391,000 using the Black-Scholes valuation method, using zero dividend yield, expected volatility of 0.95, a risk-free rate interest rate of 2.7%, and an expected life of 5 years.

On February 20, 2006, in connection with the recruitment of the Company’s Chairman and Chief Executive Officer, Alfred T. Mockett, the Company issued warrants to purchase 83,333 shares of its common stock for $3.40 per share and 22,222 shares of common stock at $0.01 per share to an executive search agency as part of its compensation for recruitment services performed. Using the Black-Scholes valuation method and using a 3 year life, a risk free rate of 4.64%, volatility of .75 and no assumed dividend, the Company valued these warrants at $222,000, which amount was expensed during the year ended December 31, 2006. During the year ended December 31, 2007, the executive search agency exercised all of its $0.01 warrants and was issued 22,157 shares of common stock after netting the share amount for the exercise price. The remaining 83,333 warrants expire on February 20, 2009.

As of December 31, 2007, the following warrants remain outstanding:

Date of Issue	Exercise Price	Warrants outstanding at December 31, 2007	Term from Date of Issue
June 11, 2003	$10.00	125,000	5 years
February 20, 2006	$3.40	83,333	3 years

Weighted average strike price	$7.36
Total outstanding		208,333

Share-based Compensation Plans

The Company has established three stock plans: (1) the 1997 Stock Option/Stock Issuance Plan (the “1997 Plan”); (2) the 2004 Amended and Restated Equity Incentive Plan (the “2004 Plan”); and (3) the Employee Stock Purchase Plan (the “ESPP”). The 1997 Plan and the 2004 Plan are collectively referred to as “the Plans”. All of these plans have been approved by the Company’s Board of Directors and stockholders. At December 31, 2007, Motive’s registration statements filed with the SEC under the Securities Act of 1933 were no longer useable because of non-filing of current audited consolidated financial statements. Accordingly, the Company has limited ability to issue new shares of common stock on the exercise of vested options.

The Company’s 1997 Plan provided for grants of incentive stock options or nonqualified options to employees, officers and directors and consultants of the Company. Options under the 1997 Plan were available to be granted at prices less than, equal to, or greater than the estimated fair value of the shares on the date of grant as determined by the Board of Directors, provided that the exercise price of any incentive stock options granted to a participant who owned more than 10% of the voting power of all classes of the Company’s outstanding capital stock was equal to at least 110% of the fair market value of the common stock on the date of grant. The maximum term of options granted under the 1997 Plan was ten years from the date of grant (five years in the case of a participant who owned more than 10% of the voting power of all classes of the Company’s outstanding capital stock). Options under the 1997 Plan generally vest 20% on the first anniversary date from the date of grant and 5% quarterly thereafter. Options under the 1997 Plan were exercisable immediately and subject to repurchase at the original exercise price, until fully vested. Options outstanding at the time of the Company’s initial public offering were assumed under the Company’s 2004 Plan. Options may not be granted from the 1997 Plan subsequent to the Company’s initial public offering, therefore, no shares were available for future grant under the 1997 Plan at December 31, 2007. Options that expire unexercised under the 1997 Plan will be available for future grants under the 2004 Plan.

Under the 2004 Plan, employees, non-employee members of the Board of Directors and consultants may be granted options to purchase shares of common stock, stock appreciation rights, restricted shares and stock units. Options are exercisable in accordance with each stock option agreement. The term of each option is no more than ten years from the date of grant. Each fiscal year, commencing with the year 2005, the aggregate number of shares authorized under the 2004 Plan automatically increases by the lesser of (1) 4% of the total number of shares of common stock that are then outstanding; (2) 1.25 million shares; or (3) a lesser number determined by the Company’s Board of Directors. At December 31, 2007, there were

6,005,159 shares authorized for issuance, including shares assumed from the 1997 Plan, of which 2,291,807 were available for future grant. In January 2007, the Board of Directors increased the 2004 Plan reserve by 1,110,448 shares.

During the year ended December 31, 2006, the Company issued a total of 1,006,500 shares of restricted stock to directors, officers and certain employees. None were issued during the year ended December 31, 2007. These awards are issued under the 2004 Plan and therefore reduce the number of grants available under that plan. The restricted shares were valued at the market close price for the Company’s stock on the date of the awards. The restricted shares vest over various terms according to each individual award. Accordingly, the Company will record compensation expense for the full value, less estimated forfeitures, of these restricted shares over the respective vesting periods.

Under the terms of the ESPP, there are two six month offering periods per year. Employees may direct the Company to withhold up to 15% of their cash compensation to purchase the Company’s common stock. Each fiscal year, the number of shares reserved for issuance under the ESPP will be automatically increased by the lesser of (1) 2% of the total number of shares of common stock then outstanding; (2) 500,000 shares; or (3) a lesser amount determined by the Company’s Board of Directors. As of December 31, 2006, 393,286 shares had been issued under the ESPP and 1,690,032 shares were available for future issuance. In September, 2007 the Compensation Committee of the Board of Directors suspended the ESPP because the Company’s registration statements filed with the SEC under the Securities Act of 1933, as amended, were no longer usable because of the lack of current audited consolidated financial statements. All funds were returned to employees who participated at that time.

As of December 31, 2007, the Company had reserved shares of its common stock for the following purposes:

Employee Stock Purchase Plan	1,690,032
Stock options available for grant	2,291,807
Exercise of outstanding stock options	3,754,358
Exercise of outstanding warrants	208,333

Total reserved	7,944,530

The fair value of share-based awards to employees is calculated using the Black-Scholes option valuation model. The key assumptions for this valuation method include the expected term of the option, stock price volatility, risk-free interest rate, dividend yield, exercise price, and forfeiture rate.

The expected term is the period of time over which the options granted are expected to remain outstanding. Options granted have a maximum term of 10 years. An increase in the expected term will increase compensation expense. The Company derived the expected term from historical data on employee exercises and post-vesting employment termination behavior.

The risk-free rate is based on the U.S. treasury rates in effect during the corresponding period of grant. An increase in the risk-free interest rate will increase compensation expense.

The expected volatility is a measure of the amount by which a price has fluctuated or is expected to fluctuate. The Company derived the expected volatility based on the historical volatility of the Company’s stock price. An increase in the expected volatility will increase compensation expense.

These factors could change in the future, which would affect the share-based compensation expense in future periods.

Under the assumptions indicated below, the weighted-average fair value of stock option grants for fiscal 2006 and 2007 were $3.10 and $1.91, respectively. The table below indicates the key assumptions used in the option valuation calculations for options granted in 2006 and 2007, and a discussion of our methodology for developing each of the assumptions used in the valuation model:

	2006	2007
Risk free interest rate	4.9%	4.4%
Dividend yield	0.0%	0.0%
Volatility factor	0.750	0.750
Weighted average expected life of options (in years)	6.1	5.1
Forfeiture rate	10.0%	10.0%

As of December 31, 2007, total unrecognized compensation cost relating to unvested share-based compensation awards was approximately $3.3 million. The cost is expected to be recognized over a weighted-average period of 1.3 years. Under current grants unvested and outstanding, approximately $2.3 million will be expensed in 2008 as share-based compensation.

Stock options

The following table summarizes information about stock options granted under share-based compensation plans for 2006 and 2007:

	Shares	Range of Exercise Prices	Weighted Average Exercise Price
Options outstanding, December 31, 2005	3,609,138	0.240–26.44	7.64
Granted	1,422,965	2.330–3.850	3.10
Exercised	(24,312)	0.240–3.240	0.85
Surrendered	(1,310,274)	1.330–26.440	6.84

Options outstanding, December 31, 2006	3,697,517	0.240–26.440	6.22
Granted	912,498	1.800–3.300	1.91
Exercised	(16,964)	0.2400	0.24
Surrendered	(838,693)	0.289–16.000	7.31

Options outstanding, December 31, 2007	3,754,358	$0.240–26.440	$4.96

At December 31, 2006, outstanding options at the end of the year had an intrinsic value of $833,000 with a weighted average remaining contractual life of 5.1 years. At December 31, 2007, options vested or expected to vest at the end of the year had an intrinsic value of $4,350 with a weighted average remaining contractual life of 4.85 years. In addition, exercisable options at the end of the year had an intrinsic value of zero with a weighted average remaining contractual life of 4.6 years.

The following table summarizes information about options outstanding under share-based compensation plans as of December 31, 2007:

		Options Outstanding		Options Exercisable
Exercise Price	Number Outstanding	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Number Vested and Exercisable	Weighted Average Exercise Price
$0.24-$3.00	1,382,671	5.98	$2.12	263,174	$2.50
$3.04-$4.17	923,651	5.20	3.40	512,152	3.41
$5.00	373,960	2.37	5.00	373,960	5.00
$6.00-$6.42	66,922	4.67	6.40	39,540	6.40
$6.51-$8.00	109,845	3.61	7.24	98,228	7.27
$8.20-$9.00	67,231	4.12	8.43	48,707	8.43
$9.10-$10.00	372,983	3.80	9.75	335,593	9.77
$10.02-$10.99	345,419	4.13	10.77	268,637	10.74

		Options Outstanding		Options Exercisable
Exercise Price	Number Outstanding	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Number Vested and Exercisable	Weighted Average Exercise Price
$11.01-$15.00	88,803	3.92	12.51	71,664	12.49
$16.26-$26.44	22,873	3.51	18.04	22,873	18.04

$0.240-$26.440	3,754,358	4.85	$4.96	2,034,528	$6.45

The following table summarizes the activity with regard to unvested restricted stock awards during the years ended December 31, 2006 and 2007. Nonvested restricted stock awards are issued from the 2004 Plan and any issuances will reduce the shares available for grant as indicated in the previous table. Unnvested restricted stock awards are valued at the closing price on the date of the grant.

	Shares	Weighted Average Grant Date Fair Value
Unvested restricted stock outstanding, December 31, 2005	410,000	$3.03
Granted	1,006,500	3.03
Vested	(977,625)	2.96
Surrendered	(246,625)	2.96

Unvested restricted stock outstanding, December 31, 2006	192,250	$3.48
Granted	—	—
Vested	(84,980)	3.48
Surrendered	(2,126)	3.77

Unvested restricted stock outstanding, December 31, 2007	105,144	$3.48

Treasury Stock

In connection with the vesting of restricted stock, the Company repurchased 247,875 and 40,142 shares of common stock during the years ended December 31, 2006 and 2007, respectively. The shares were repurchased from employees, at their option, in order that such employees could pay the withholding tax due as a result of the vesting of restricted stock awards during the year. The shares were purchased at an average market price of $2.61 and $2.87 per share for the years ended December 31, 2006 and 2007, respectively, and at an aggregate cost of $648,000 and $112,000 respectively.

10. Employee Benefit Plan

During fiscal 1998, the Company established the Motive Communications, Inc. 401(k) Plan (“the 401(k) Plan”) for the benefit of substantially all employees. The Company is the administrator of the 401(k) Plan. To be eligible for the 401(k) Plan, employees must have reached the age of 21. Participants may elect to contribute up to 25% of their compensation to the 401(k) Plan. The Company may make discretionary matching contributions of a participant’s compensation as well as discretionary profit-sharing contributions to the 401(k) Plan. The Company has not contributed to the 401(k) Plan to date.

11. Business Restructuring in 2006

During the first half of 2006, the Company’s management decided not to pursue further expansion of its enterprise product line and to instead focus solely on the broadband product line. As a result, the Company reduced the resources dedicated to its enterprise product line to the level necessary only to support the Company’s existing enterprise customers. Under the approved restructuring plan, the Company severed approximately 30 employees worldwide. Some of these employees were placed on short-term transition assignments ending on various dates during 2006. The Company recorded $1.6 million in restructuring charges. The entire charge was related to employee severance and all payments were made prior to December 31, 2006.

12. Segment Reporting

The Company considers its business activities to constitute a single segment. A summary of the Company’s operations and total assets by geographic area follows (in thousands):

	Year ended December 31,
	2006	2007
Revenue:
Americas:
United States	$25,753	$21,419
Other	9,445	9,808

Total Americas	35,198	31,227
Europe	24,134	28,395
Asia Pacific	3,330	3,708

Total Revenue	$62,662	$63,330

	December 31,
	2006	2007
Identifiable Assets:
Americas:
United States	$91,192	$70,359
Other	26	37

Total Americas	91,218	70,396
Europe	908	695
Asia Pacific	1,012	1,022

Total Assets	$93,138	$72,113

The table below presents information about the percentage of total revenues associated with each product category. The information below excludes revenue acquired in business combination. In the fourth quarter of 2005, the Company decided that the investment necessary to cultivate relationships with corporate enterprises was greater than it should sustain. During the second quarter of 2006, this portion of the Company’s business was diminished to what was only necessary to satisfy the Company’s contractual obligations. As a result of this decision, the Company expects the amount of revenue that it recognizes attributable to licensing its software products to corporate enterprises to continue to decline in future periods.

	Year ended December 31,
	2006	2007
Broadband	90%	96%
Corporate Enterprise	10%	4%

13. Corrections to Previously Reported Financial Information

The Company’s consolidated financial statements give effect to a restatement of previously issued unaudited and unreviewed consolidated financial statements for the years ended December 31, 2006 and 2007, that were furnished as Exhibit 99.2 to the Company’s Current Report on Form 8-K dated March 17, 2008 (the “Unaudited Financial Statements”). The restatement primarily relates to corrections to revenue recognition related to the BroadJump acquisition and other miscellaneous corrections.

In January 2003, the Company completed its acquisition of BroadJump, Inc. and recorded certain intangible assets and deferred revenue as part of the purchase accounting treatment for that transaction. Motive signed a definitive agreement to acquire BroadJump in November 2002. Prior to the completion of this acquisition in January of 2003, the Company negotiated and signed a reseller agreement with BroadJump and four customer contracts, each of which involved products of BroadJump. For purposes of the Unaudited Financial Statements, revenue from the four customer contracts was recognized by the Company on a ratable basis from 2003 through 2006. Based on management’s review of these contracts and the related purchase accounting for the BroadJump acquisition, management has determined that those four contracts should have been reflected as having been acquired from BroadJump as part of the purchase accounting treatment for that transaction. Accordingly, corrections have been made to these financial statements to reduce goodwill arising from the acquisition of BroadJump by approximately $11.3 million, and to increase the accumulated deficit by approximately $10.9 million as a result of a $10.9 million reduction in post acquisition revenue recognized by the Company related to the four contracts and from other valuation adjustments related to contracts acquired from BroadJump. These corrections did not have any effect on the Company’s cash and other liquid asset positions.

In addition, other miscellaneous corrections were made to the Unaudited Financial Statements. These corrections resulted in an increase in net loss for the year ended December 31, 2006 of approximately $600,000, and a decrease in net loss for the year ended December 31, 2007 of approximately $59,000. These corrections did not have any effect on the Company’s cash and other liquid asset positions.

The above corrections resulted in a $10.4 million cumulative effect increase in accumulated deficit as of December 31, 2005.

The following tables show the effects of the restatement of the Unaudited Financial Statements:

CONSOLIDATED STATEMENTS OF OPERATIONS

For the Years Ended December 31, 2006 and 2007

(in thousands, except per share data)

	Year Ended December 31, 2006		Year Ended December 31, 2007
	Previously Reported in Unaudited Financials	Restated	Previously Reported in Unaudited Financials	Restated
Revenue:
License fees	$45,652	$45,233	$51,773	$51,504
Services:
Other services	16,518	16,518	11,826	11,826
Acquired in business combination	1,401	911	—	—

Total revenue	63,571	62,662	63,599	63,330

Cost of revenue:
License fees	2,510	2,510	3,239	3,239
Amortization of acquired technology	2,200	2,080	2,292	2,167
Services	21,991	21,996	25,734	25,644

Total cost of revenue	26,701	26,586	31,265	31,050

Gross margin	36,870	36,076	32,334	32,280

Operating expenses:
Sales and marketing	29,419	29,389	21,783	21,725
Research and development	16,125	16,130	15,004	14,968
General and administrative	18,581	18,557	20,282	20,412
Amortization of intangibles	550	400	550	400
Shareholder and securities litigation expenses	—	—	7,650	7,650
Business Restructuring Charge	1,561	1,561	—	—

Total operating expenses	66,236	66,037	65,269	65,155

Loss from operations	(29,366)	(29,961)	(32,935)	(32,875)
Interest income	2,015	2,015	1,352	1,352
Interest expense, net	(12)	(12)	(7)	(7)
Other income, net	2,831	2,831	22	22

Loss before income taxes	(24,532)	(25,127)	(31,568)	(31,508)
Provision for income taxes	717	717	570	571

Net loss	$(25,249)	$(25,844)	$(32,138)	$(32,079)

Basic and diluted loss per common share	$(0.94)	$(0.96)	$(1.16)	$(1.16)

Shares used in computing basic and diluted loss per common share	26,937	26,937	27,619	27,619

CONSOLIDATED BALANCE SHEETS

As of December 31, 2006

(in thousands)

	December 31, 2006
	Previously Reported in Unaudited Financials	Restated
ASSETS
Current assets:
Cash and cash equivalents	$17,475	$17,475
Short-term investments	24,099	24,099
Accounts receivable, net	10,696	10,696
Prepaid expenses and other current assets	3,283	3,157

Total current assets	55,553	55,427

Property and equipment, net	4,916	4,971
Goodwill	39,656	28,362
Acquired technology, net	2,292	2,166
Other intangibles, net	1,123	817
Other assets	1,684	1,395

Total assets	$105,224	$93,138

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$5,433	$5,045
Accrued liabilities	7,631	7,582
Deferred revenue	39,223	38,690

Total current liabilities	52,287	51,317
Deferred revenue	30,130	30,130

Total liabilities	82,417	81,447

Stockholders’ equity:
Common stock	28	28
Additional paid-in capital	245,338	245,205
Treasury stock	(648)	(648)
Accumulated comprehensive loss	(673)	(673)
Accumulated deficit	(221,238)	(232,221)

Total stockholders’ equity	22,807	11,691

Total liabilities and stockholders’ equity	$105,224	$93,138

CONSOLIDATED BALANCE SHEETS

As of December 31, 2007

(in thousands)

	December 31, 2007
	Previously Reported in Unaudited Financials	Restated
ASSETS
Current assets:
Cash and cash equivalents	$21,410	$21,410
Short-term investments	4,042	4,042
Accounts receivable, net	9,258	9,258
Prepaid expenses and other current assets	4,491	4,227

Total current assets	39,201	38,937

Property and equipment, net	3,442	3,497
Goodwill	39,656	28,362
Other intangibles, net	573	417
Other assets	1,189	900

Total assets	$84,061	$72,113

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$3,043	$2,655
Accrued liabilities	20,775	20,588
Deferred revenue	43,104	42,839

Total current liabilities	66,922	66,082
Deferred revenue	23,947	23,947

Total liabilities	90,869	90,029

Commitments and contingencies
Stockholders’ equity (deficit):
Common stock	28	28
Additional paid-in capital	248,606	248,015
Treasury shares	(760)	(760)
Accumulated comprehensive loss	(1,089)	(683)
Accumulated deficit	(253,593)	(264,516)

Total stockholders’ equity (deficit)	(6,808)	(17,916)

Total liabilities and stockholders’ equity	$84,061	$72,113

14. Subsequent Events.

Merger Agreement:

On June 16, 2008, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Lucent Technologies Inc. (“Parent”), a Delaware corporation and a wholly owned subsidiary of Alcatel Lucent, and Magic Acquisition Subsidiary Inc. (“Purchaser”), a Delaware corporation and a direct wholly-owned subsidiary of Parent. Under the terms of the Merger Agreement, Purchaser has commenced a tender offer (the “Offer”) to purchase all of the Company’s outstanding shares of common stock, par value $0.001 per share (the “Shares”), for $2.23 per Share, to the seller in cash (the “Offer Price”), without interest and less any applicable withholding taxes. The closing of the Offer and Purchaser’s obligation to accept for payment and to pay for all Shares tendered and not validly withdrawn is subject to a number of conditions, including:

•

the valid tender of a number of Shares equaling (x) not less than 17,639,096 Shares (the “Minimum Condition”), which represents approximately 58.3% of the issued and outstanding Shares (including for such purpose the 2.5 million Shares expected to be issued in connection with the settlement of the Company’s securities class action lawsuit (the “Settlement Shares”) as further described in note 10), or (y) if the Purchaser lowers the Minimum Condition (as is permitted on a single occasion under the Merger Agreement), not less than 15,493,417 Shares, which represents approximately 51.2% of the issued and outstanding Shares (including for such purpose the Settlement Shares), plus the total number of Shares issued between the date of the Merger Agreement and the acceptance for payment by Purchaser of Shares tendered in the Offer in response to certain elections to exercise options or warrants to purchase Shares (the “Lowered Minimum Condition”);

•	the expiration or termination of any waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and any applicable foreign competition laws;

•	the absence of events or circumstances having a material adverse effect (as defined in the Merger Agreement) on the Company;

•	the settlements of the Company’s class action and derivative lawsuits becoming final and nonappealable;

•

the Company’s delivery to Parent of audited financial statements for the years ended December 31, 2006 and 2007, which audited financial statements for 2007 shall be materially consistent in terms of assets and liabilities with previously delivered unaudited financial statements for that period; and

•	other customary conditions.

The Offer is not subject to a financing condition.

On July 14, 2008, the court entered its final approval of the class action lawsuit settlement, and as no appeal was filed by August 13, 2008, such settlement became final and nonappealable on that date. On July 15, 2008, the court entered its final approval of the derivative lawsuit settlement, and as no appeal was filed by August 14, 2008, such settlement became final and nonappealable on that date. As a result, the condition related to such settlements becoming final and nonappealable was also satisfied on those dates.

Pursuant to the terms of the Merger Agreement, the Company granted Purchaser, subject to certain conditions and limitations, an irrevocable option (the “Top-Up Option”), to be exercised after completion of the Offer, to acquire a number of Shares (the “Top-Up Option Shares”) that, when added to the number of Shares owned by Parent, Purchaser and any of their respective wholly-owned subsidiaries at the time of the exercise of the Top-Up Option, constitutes (x) if the Minimum Condition is applicable, at least 90% of the number of Shares that will be issued and outstanding immediately after giving effect to the issuance of the Top-Up Option Shares on a fully diluted basis (including all Shares issuable under options and warrants to purchase Shares), or (y) if the Lowered Minimum Condition is applicable, at least 90% of the number of Shares that will be issued and outstanding upon acceptance for payment by Purchaser of Shares tendered in the Offer, including the Top-Up Option Shares, in either case at a price per Share equal to the Offer Price.

The Merger Agreement provides that following completion of the Offer and, if necessary, the exercise of the Top-Up Option, the parties will complete a second-step merger (the “Merger”) through the “short form” procedures available under Delaware law without a meeting of the Company’s stockholders, in which Purchaser will be merged with and into the Company, with the Company as the surviving corporation. All issued and outstanding Shares immediately prior to the effective time of the Merger (the “Effective Time”) (other than Shares held by the Company, Parent, or Purchaser, and any of their respective direct or indirect wholly-owned subsidiaries, or by holders who are entitled to and properly demand an appraisal of their Shares) will be cancelled and converted into the right to receive the Offer Price, without interest.

This summary of the Merger Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Merger Agreement attached as Exhibit 2.1 to the Company’s Current Report on Form 8-K filed June 17, 2008, the Schedule TO filed by Parent on July 16, 2008 and the Schedule 14D-9 filed by the Company on July 16, 2008.

Loan Agreements:

On July 9, 2008, the Company entered into (i) a new $8 million credit facility for on-going working capital needs and general corporate purposes and (ii) a new $6 million term loan to finance equipment purchases. The terms of the new credit facility and term loan are set forth in the Loan and Security Agreement, dated effective July 7, 2008 (the “Loan and Security Agreement”), by and between the Company and Silicon Valley Bank (the “Lender”), and the Loan and Security Agreement (EX-IM Loan Facility), dated effective July 7, 2008 (the “EX-IM Loan Agreement” and, together with Loan and Security Agreement, the “Loan Agreements”), by and between the Company and the Lender.

The Loan Agreements provide the Company with an $8 million revolving line of credit (the “Revolving Line”) and a $6 million term loan (the “Term Loan”). Borrowings under the Revolving Line bear interest at a rate equal to the Lender’s prime rate plus 0.25%, with a minimum interest rate of 6.25%. Borrowings under the Term Loan bear interest at a rate equal to the Lender’s prime rate plus 0.50%, with a minimum interest rate of 6.50%.

The Company may receive advances under the Revolving Line for a period of 364 days at an advance rate of (i) 80% of the amount of the Company’s eligible domestic due and payable accounts receivable, (ii) 90% of the amount of the Company’s eligible foreign due and payable accounts receivable, if the foreign exchange risk of such receivables is hedged, and (iii) 70% of the amount of the Company’s eligible foreign due and payable accounts receivable, if the foreign exchange risk of such receivables is not hedged, in each case subject to certain limitations and adjustments set forth in the Loan Agreements. The Company is required to pay accrued interest on all outstanding advances under the Revolving Line on a monthly basis, and all outstanding principal plus accrued unpaid interest under the Revolving Line on July 6, 2009. Amounts borrowed under the Revolving Line may be prepaid with no prepayment premium.

The Company may receive advances under the Term Loan for a period of 12 months. The Company may receive advances under the Term Loan in amounts of up to 100% of equipment invoices, but the Company may request up to $2 million of advances without supplying invoices. Each advance under the Term Loan shall be repaid in 36 equal monthly payments of principal and interest. The Term Loan may be prepaid in whole, but not in part. If the Term Loan is prepaid on or prior to July 7, 2009, a 2% pre-payment premium will apply. If the Term Loan is repaid after July 7, 2009 but on or prior to July 7, 2010, a 1% pre-payment premium will apply. Such pre-payment premiums will be calculated on the outstanding balances at the time of repayment.

The Loan Agreements contain customary representations, warranties and covenants, including covenants limiting the Company’s ability to incur additional liens or indebtedness, make distributions to its stockholders and make investments. The Loan Agreements contain financial covenants regarding minimum tangible net worth and minimum liquidity coverage, which financial covenants are tested monthly. The Company started testing the covenants beginning in July 2008 and is in compliance.

The Loan Agreements also contain customary events of default that entitle the Lender to accelerate the Company’s obligations and require repayment of the Company’s outstanding indebtedness thereunder. These events of default include, among others, the Company’s breach of its payment obligations or covenants, a material impairment of the Company’s financial condition or ability to repay any indebtedness to the Lender and the commencement of dissolution or insolvency proceedings.

To secure the Company’s borrowings under the Loan Agreements, the Company has provided the Lender a first priority security interest in all assets of the Company, including its intellectual property.

The Company’s entry into the Loan Agreements and related security agreements is expressly contemplated and permitted by the Merger Agreement. However, under the Merger Agreement, the principal amounts of the Company’s borrowings under the Loan Agreements may not exceed $2,000,000 outstanding at any one time through September 30, 2008 and $5,000,000 outstanding at any one time between October 1, 2008 and December 31, 2008. Currently, there are no borrowings outstanding under the Loan Agreements.